                              NON-COMPETITION AGREEMENT


     THIS NON-COMPETITION AGREEMENT ("Agreement") is made as of this 1st day of June, 1998, by and between Sierra Primary Care Medical Group, A Medical Corporation, A California professional corporation, and Prospect Medical Holdings, Inc., a Delaware corporation, on the one hand ("Buyers"), and PrimeCare Medical Group of Antelope Valley, Inc., a California professional corporation, and PrimeCare International, Inc., a Delaware corporation, on the other hand ("Sellers"). All capitalized terms used herein and not otherwise expressly defined shall have the same meanings set forth in the Agreement for the Purchase and Sale of Assets/Transfer of Member Responsibility ("Asset Purchase Agreement"), made and entered into as of May 13, 1998, by and among Buyers and Sellers.

                                       RECITALS

          A. Buyers are in the business of developing and operating integrated health care delivery systems. Such systems include primary care physicians, specialty care physicians, other outpatient and ancillary services providers, and the furnishing of management and administrative services to the systems' providers.

          B. Through its integrated delivery systems, Buyers can contract with payors, including capitated payors, to provide the full range of health care services to those payors and thereby obtain additional business for Buyers and Buyers' contracting providers.

          C. A key component of the development of an integrated delivery system is a strong network of physicians who can provide the necessary professional medical services to payors in a designated geographic area.

          D. To build the physician component of an integrated delivery system, Buyers provide a range of alternative services to and have a range of relationships with physicians including the recruitment of physicians to a designated geographic area, the management of physician practices, the acquisition of assets and/or physician practices, the consolidation of physician practices, the formation of medical groups, the establishment of outpatient clinics, etc.

          E. Sellers are selling to Buyers and Buyers are buying from sellers certain of Sellers' assets pursuant to the Asset Purchase Agreement.


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          F.   Buyers desire to purchase such Sellers' assets pursuant to
Buyers' goal developing and operating an integrated delivery system.

          G. As a condition to the closing of the Asset Purchase Agreement, Sellers shall enter into this Agreement and deliver it to Buyers at the Closing, as defined in the Asset Purchase Agreement.

          NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration (including a portion of the Purchase Price, as defined in the Purchase Agreement, allocated to the covenant not to compete), the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1    SELLERS' COVENANTS.  During the term of this Agreement, Sellers (on behalf of themselves and any entity or person directly or indirectly controlled by Sellers) shall not:

               a.(i) establish, own, or operate an office in the Service Area, as described in Section 4, in which the practice of medicine occurs, (ii) own an interest in any entity or person that establishes, owns, or operates such an office, or (iii) manage or provide management services to such an office;

               b. solicit those physicians that prior to the Closing contracted with Sellers and after the Closing will contract with the Buyers to terminate their contract with Buyers;

               c. solicit those persons that prior to the Closing were employees of Sellers and after the Closing will become employees of Buyers to leave the employ of Buyers;

               d. solicit those persons that prior to the Closing were members of HMOs receiving medical services from physicians who prior to the Closing contracted with Sellers and after the Closing will receive medical services from Buyers to terminate their relationship with Buyers;

               e. aid or assist any third-party, whether or not for compensation, to do anything that Sellers are prevented from doing as set forth herein;

               f. "Solicit" shall not include general advertisements that do not target specific individuals or general advertisements that do not target those groups of persons that prior to the


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               Closing were members of HMOs receiving medical services from
               Sellers.

          If any term or provision of this Section is determined to be illegal, unenforceable or invalid in whole or in part for any reason, such illegal, unenforceable or invalid provision or part thereof shall be stricken from this Agreement, and such provision shall not affect the legality, enforceability or validity of the remainder of this Agreement. If any provision or part thereof of this Agreement is stricken from this Agreement, in accordance with the provisions of this Section, then the stricken provision shall automatically be replaced, to the extent possible, with a legal, enforceable and valid provision which is a similar in tenor to the stricken provision as is legally possible.

2    CONFIDENTIALITY.  From and after the closing date, Sellers shall keep secret and retain in strictest confidence, and shall not use for the benefit of any third party (other than affiliates and successors-in-interest of Sellers), except for Buyers or any of Buyers' affiliates, all confidential matters and trade secrets known to Sellers relating to the assets that are being transferred to Buyers pursuant to the Asset Purchase Agreement (collectively, the "Confidential Information"). The Confidential Information includes, without limitation, the names of or data relating to any current or potential patients or clients, utilization data, provider contract terms, provider manuals, pricing policies, operational methods, marketing plans or strategies and related data, product development techniques or plans, business acquisition plans, new personnel designs and design projects, compensation paid to employees and other terms of employment, inventions and research projects, and other confidential information of, about, or concerning the business and operations of Buyers or any of their affiliates learned by Sellers heretofore or hereafter. Sellers shall not disclose the Confidential Information to third parties, other than Buyers and Buyers' affiliates, the parties hereto stipulating that as between them the Confidential Information consists of important, material and confidential trade secrets and affects the successful conduct of the business of Buyers and buyers' goodwill. This Section shall not apply to information in the public domain or to information that is sought from Sellers pursuant to subpoena or court order (but Sellers must provide notice to Buyers or Buyers' affiliates in order for them to contest such subpoenas or court orders).

3    SELLERS' REPRESENTATION.  Sellers specifically acknowledge, represent, and warrant that (i) Sellers' covenants set forth in this Agreement are being purchased in connection with the sale of the assets to Buyers, and (ii) such covenants are reasonable and necessary to protect the legitimate interests of Buyers. Sellers acknowledge that this Agreement is subject to all


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representations, warranties and covenants of Sellers contained in the Asset
Purchase Agreement.

4    SERVICE AREA.  The Service Area to which Sellers' covenants in Section 1 apply is defined as the U.S. Postal Service ZIP codes set forth on Attachment A hereto.

5    TERM.  The term of this Agreement commences as of the day and year first above written and continues for a period of three (3) years.

6    MISCELLANEOUS.

     6.1 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs (as applicable), legal representatives, and permitted successors and assigns. No party may assign this Agreement of the rights, interests or obligations hereunder. Any assignment or delegation in contravention of this Section shall be null and void.

     6.2 COUNTERPARTS. This Agreement, and any amendments thereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

     6.3 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     6.4 AMENDMENT. This Agreement may not be amended except in writing and as executed by all parties.

     6.5 TIME OF ESSENCE. Time is expressly made of the essence of this Agreement and each and every provision hereof of which time of performance is a factor.

     6.6 NOTICES. Any notices required or permitted to be given hereunder by any party to the other shall be in writing and shall be deemed delivered upon personal delivery; twenty-four (24) hours following deposit with a courier for overnight delivery; or seventy-two (72) hours following deposit in the U.S. Mail, registered or certified mail, postage prepaid, return-receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

If to Sellers:                PrimeCare International, Inc.
                              3281 E. Guasti Road, 7th Floor
                              Ontario, California 91761-7643

If to Buyers:                 Prospect Medical Holdings, Inc.
                              515 S. Flower Street, Suite 1640
                              Los Angeles, CA 90071


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                              Attention: Jacob Y. Terner, M.D.

          with copy to:       Miller & Holguin
                              1801 Century Park East, 7th Floor
                              Los Angeles, CA 90067
                              Attention: Dale S. Miller, Esq.

     6.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     6.8 INJUNCTIVE RELIEF. The parties hereto acknowledge and agree that a breach by Sellers of this Agreement will cause irreparable damage to Buyers, the exact amount of which will be difficult to ascertain, and that remedies at law for any such breach will be inadequate. Accordingly, Sellers agrees that if Sellers breach this Agreement, then Buyers shall be entitled to injunctive relief, and Sellers agree not to assert in any proceeding that Buyers have an adequate remedy at law. Sellers shall pay the reasonable fees and expense, including attorneys' fees, incurred by Buyers or any successor or assign in enforcing this Agreement.

     6.9 SEVERABILITY. If any provision or portion of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement will nevertheless continue in full force and effect and shall not be invalidated or rendered unenforceable or otherwise adversely affected, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement. Without limiting the generality of the foregoing, if the provisions of this Agreement shall be deemed to create a restriction which is unreasonable as to either duration or geographical area, or both, the parties agree that the provisions of this Agreement shall be enforced for such duration and in such geographical area as any court of competent jurisdiction may determine to be reasonable.

     6.10 ATTORNEYS' FEES. Should either Buyers or Sellers institute any action or procedure to enforce this Agreement or any provisions hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder (including without limitation arbitration), the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

Buyers: SIERRA PRIMARY CARE MEDICAL GROUP, A MEDICAL CORPORATION, a California professional corporation


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                    By:   Jacob Y. Terner, M.D.
                         ----------------------------------------------------

                    PROSPECT MEDICAL HOLDINGS, INC., a Delaware corporation


                    By:   Jacob Y. Terner, M.D.
                         ----------------------------------------------------


Sellers:            PRIMECARE MEDICAL GROUP OF ANTELOPE VALLEY, INC.
                    a California professional corporation


                    By:   Prem Reddy, M.D.
                         ----------------------------------------------------


                    PRIMECARE INTERNATIONAL, INC.,
                    a Delaware corporation


                    By:   Steve Adams
                         ----------------------------------------------------


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                                 ATTACHMENT A

                                 SERVICE AREA



                    CITY                          ZIP CODE
                    ----------------              --------------------
                    Tehachapi                     93561
                    Mojave                        93501
                    California City               93505
                    Ridgecrest                    93555
                    Cantil                        93519
                    Rosamond                      93560
                    Lake Hughes                   93532
                    Lancaster                     93534, 93535, 93536
                    Palmdale                      93550, 93551
                    Acton                         93510
                    Littlerock                    93543
                    Pearblossom                   93553
                    Llano                         93544
                    Valyermo                      93563


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